UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2025

The Beauty Health Company
(Exact name of registrant as specified in its charter)

Delaware	001-39565	85-1908962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2165 Spring Street
Long Beach, CA
(Address of principal executive offices)

90806
(Zip Code)
(800) 603-4996
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	SKIN	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

On September 30, 2025, The Beauty Health Company (the "Company") filed a Current Report on Form 8-K (the "Original Form 8-K") to report the replacement of Marla Beck from her role as chief executive officer (the "Chief Executive Officer"), President, and director of the Company, effective as of September 30, 2025 (the "Separation Date"). This Amendment No. 1 on Form 8-K/A is being filed to supplement the disclosure contained in Item 5.02 of the Original Form 8-K, including the provisions of the executed Separation Agreement entered into by and between the Company and Ms. Beck (the "Separation Agreement"). The Original Form 8-K otherwise remains unchanged.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Beck Severance and Separation Agreement

On October 13, 2025, the Company and Ms. Beck entered into the Separation Agreement in connection with Ms. Beck's termination from her position as Chief Executive Officer of the Company without cause, and any other position held as an officer, director, or committee member of the Company and any of its subsidiaries as of the Separation Date. Pursuant to the Separation Agreement, Ms. Beck agreed to remain with the Company in an advisory capacity to provide consulting services as of October 1, 2025, and terminating no later than December 31, 2025 (the "Consulting Term"). Ms. Beck will receive her current level of compensation during such period that she was entitled to receive prior to the Separation Date ($250,000 payable bi-weekly in accordance with the Company's usual payroll periods over the course of the Consulting Term). Ms. Beck's services during the Consulting Term will count towards her participation in the Company's 2025 Annual Incentive Plan in the same manner and to the same extent as if she were still employed with the Company. Ms. Beck's termination was not a result of any disagreement with the Company on any matter relating to the Company's financial reporting, operations, policies or practices.

Additionally, pursuant to the Separation Agreement, Ms. Beck will receive: (i) her earned but unpaid Base Salary (as defined in Ms. Beck's employment agreement with the Company, dated April 8, 2024, filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on April 8, 2024 (the "Employment Agreement")), and any vested amounts due to her under any plan, program or policy of the Company in which Ms. Beck participated as of the Separation Date, (ii) severance payments and benefits in accordance with Section IV.D.2. of the Employment Agreement (i.e.: (a) any earned, but unpaid annual bonus for the year prior to the year of termination, (b) continued payment of her Base Salary for eighteen (18) months following termination, (c) a prorated annual bonus for the year of termination, and (d) reimbursement of the employer portion of COBRA premium payments for up to eighteen (18) months following termination), (iii) vesting of her performance share units with a grant-date value of $1,700,000 that were granted to Ms. Beck under Section II.D.2 of the Employment Agreement, where these performance share units vest in full as of the Separation Date, and (iv) reimbursement of up to $10,000 in legal fees incurred in connection with negotiating the Separation Agreement and other aspects in connection thereto. In addition, on several occasions, Ms. Beck was granted performance-based restricted stock unit awards (the "PSU Awards") and restricted stock unit awards covering the Company's Class A Common Stock, par value $0.0001 per share (the "RSU Awards", and, together with the PSU Awards, the "Equity Awards") under the Company's 2021 Incentive Award Plan (the "Plan") (collectively, the "Severance Benefits"). On the Separation Date, the Equity Awards were treated as set forth in the Plan and the applicable award agreements between Ms. Beck and the Company governing such Equity Awards.

Pursuant to the Separation Agreement, Ms. Beck also entered into a General Release of all Claims (the "Release"), which is attached as an exhibit to this Amendment No. 1 on Form 8-K/A, wherein Ms. Beck agreed to release all claims against the Company arising out of or related to Ms. Beck's employment with the Company, the termination of her employment with the Company, and/or the events surrounding the circumstances relating to such termination with the Company.

The Severance Benefits and the other benefits described in the Separation Agreement are subject to the terms and conditions described in the Employment Agreement.

The foregoing descriptions of the Separation Agreement and the Release are not complete and are subject to and qualified in its entirety by reference to the Separation Agreement and the Release, copies of which are filed with this Amendment No. 1 on Form 8-K/A as Exhibit 10.1 and Exhibit 10.2, respectively, the terms of which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement, by and between The Beauty Health Company and Marla Beck, dated October 13, 2025
10.2	General Release of all Claims, by and between The Beauty Health Company and Marla Beck, dated October 10, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 17, 2025	The Beauty Health Company

	By:	/s/ Michael Monahan
	Name:	Michael Monahan
	Title:	Chief Financial Officer